UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
June 28, 2012

FIRST MID-ILLINOIS BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13368	37-1103704
(State of Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
1421 CHARLESTON AVENUE
MATTOON, IL	61938
(Address of Principal Executive Offices)	(Zip Code)

(217) 234-7454
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 3.02 below is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

On February 11, 2011, First Mid-Illinois Bancshares, Inc. (the “Company”) filed a Current Report on Form 8-K to report that the Company had accepted from certain accredited investors, including directors, executive officers, and certain major customers and holders of the Company’s common stock (collectively, the “Investors”), subscriptions for the purchase of $27,500,000, in the aggregate, of a newly authorized series of preferred stock designated as Series C 8% Non-Cumulative Perpetual Convertible Preferred Stock (the “Series C Preferred Stock”) of the Company.  As of February 11, 2011, $11,010,000 of the Series C Preferred Stock had been issued and sold by the Company to certain Investors.  Additionally, on March 2, 2011, the Company issued and sold an additional $2,750,000 of the Series C Preferred Stock, and on May 13, 2011, an additional $5,490,000 was issued and sold, for a total of $19,250,000 of outstanding Series C Preferred Stock.  The Series C Preferred Stock issued and sold by the Company on March 2, 2011 and May 13, 2011was issued and sold to certain Investors who completed the bank regulatory process applicable to their purchases.

The Investors who subscribed for the remaining $8,250,000 of our Series C Preferred Stock are (a) individuals who are members of the Lumpkin family, including Benjamin I. Lumpkin, a director of the Company, and (b) entities controlled by, and trusts created for the benefit of, individuals who are members of the Lumpkin family (collectively, the “Remaining Investors”).

As described in the Company’s Current Report on Form 8-K filed on November 21, 2011, the disinterested members of the Board of Directors of the Company, which does not include Benjamin I. Lumpkin and Steve L. Grissom, approved and authorized, and the Remaining Investors agreed to, certain amendments to their subscription agreements resulting in the release to the Company of the funds escrowed by the Remaining Investors for their subscribed shares of the Series C Preferred Stock and, in lieu thereof, the issuance by the Company of short-term unsecured promissory notes to the Remaining Investors (the “Notes”).  On November 21, 2011, the Company and the Remaining Investors agreed to the release of the escrowed funds in exchange for the Notes.  Each Note contains a prepayment provision applicable when approval from the Federal Reserve Board is received to allow a Remaining Investor to purchase the shares of Series C Preferred Stock originally subscribed for such that the Remaining Investor may use the funds represented by the Notes to purchase the subscribed for shares of the Series C Preferred Stock.

On June 15, 2012, the Federal Reserve Board stated that it would not disapprove of the Remaining Investors’ purchase of the shares of Series C Preferred Stock originally subscribed for by the Remaining Investors.  By notices received June 28,   2012, the Remaining Investors notified the Company that they will exercise the prepayment provision allowing them to purchase the shares of Series C Preferred Stock originally subscribed for such that the Remaining Investors will use the funds represented by the Notes to purchase the subscribed for shares of the Series C Preferred Stock.

On June 28, 2012, the final $8,250,000 of the Company’s Series C Preferred Stock was issued and sold by the Company to the Remaining Investors.  The description of the Series C Preferred Stock included in the Company’s Current Report on Form 8-K filed on February 11, 2011 and the Certificate of Designation, Preferences and Rights of the Series C Preferred Stock attached thereto as Exhibit 4.1 are incorporated herein by reference.

The Company also entered into a Registration Rights Agreement with each Remaining Investor to whom it issued Series C Preferred Stock on June 28, 2012.  The description of the Registration Rights Agreement included in the Company’s Current Report on Form 8-K filed on February 11, 2011 and the form of Registration Rights attached thereto as Exhibit 4.2 are incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

Pursuant to Section 3(j) of the Certificate of Designation, Preferences and Rights (the “Series B Certificate of Designation”) of the Company’s Series B 9% Non-Cumulative Perpetual Convertible Preferred Stock (the “Series B Preferred Stock”), the conversion price for the Series B Preferred Stock, which was initially set at $21.94, is required to be adjusted if, among other things, the initial conversion price of any subsequently issued series of preferred stock was lower than the then current conversion price of the Series B Preferred Stock. As a result of the Series C Preferred Stock having an initial conversion price of $20.29, the conversion price of the Series B Preferred Stock was adjusted to $21.80 following the February 11, 2011 sale of $11,010,000 of the Series C Preferred Stock pursuant to the terms of the Series B Certificate of Designation. As a result of the issuance of the additional sale of $2,750,000 of Series C Preferred Stock on March 2, 2011, the conversion price for the Series B Preferred Stock was further adjusted to $21.77.  Similarly, as a result of the issuance of the additional sale of $5,490,000 of Series C Preferred Stock on May 13, 2011, the conversion price for the Series B Preferred Stock was further adjusted to $21.71.

As a result of the issuance of the additional shares of Series C Preferred Stock on June 28, 2012 as described in Item 3.02 above, the conversion price for the Series B Preferred Stock will be further adjusted pursuant to the terms of the Series B Certificate of Designation based on the amount of Series C Preferred Stock sold on June 28, 2012.  The new conversion price of the Series B Preferred Stock will be calculated by the Company’s accountant pursuant to Section 3(j) of the Series B Certificate of Designation, and the Company will mail to each holder of Series B Preferred Stock a certificate notifying the holders of the new conversion price.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MID-ILLINOIS BANCSHARES, INC.

Dated:  June 29, 2012                                                                  /s/ William S. Rowland
  William S. Rowland
  Chairman and Chief Executive Officer